Exhibit 99.1

News Release

Investor and Media Contact:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

281-752-1240

pierre_dubois@bpzenergy.com

BPZ Resources Provides First Quarter 2011 Financial Results and Operational Update

HOUSTON, TX — May 16, 2011—BPZ Resources, Inc., (NYSE:BPZ), an independent oil and gas exploration and production company, today provided a financial and operational update for the first quarter ended March 31, 2011.  For the first quarter 2011, the Company reported operating income of $0.3 million and a net loss of $8.1 million, or $0.07 per share, compared to operating income of $1.3 million and net loss of $1.8 million, or $0.02 per share, for the same period last year.  Current quarter net loss includes a $4.3 million unrealized loss on derivatives related to a performance based fee arrangement in connection with the $40.0 million secured debt facility entered into during the quarter.

Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and non-recurring charges (EBITDAX) was $17.0 million for the first quarter compared to $11.3 million for the same period last year. A reconciliation table and rationale for this non-GAAP measure is included later in the release.

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands)

	Three Months Ended March 31,
	2011	2010

Oil revenue, net	$37,716	$24,045
Other revenue	989	—

Total revenue	38,705	24,045

Operating and administrative expenses:
Lease operating expense	10,752	4,764
General and administrative expense	9,031	8,026
Geological, geophysical and engineering expense	6,257	501
Depreciation, depletion and amortization expense	10,046	9,489
Standby costs	2,329	—

Total operating and administrative expenses	38,415	22,780

Operating income	290	1,265

Other income (expense):
Income from investment in Ecuador property, net of amortization	(47)	(47)
Interest expense	(3,735)	(1,940)
Unrealized loss on derivatives	(4,302)	—
Interest income	231	64
Other income	206	6

Total other expense, net	(7,647)	(1,917)

Loss before income taxes	(7,357)	(652)

Income tax expense	736	1,122

Net loss	$(8,093)	$(1,774)

Basic and diluted net loss per share	$(0.07)	$(0.02)
Weighted average common shares outstanding	115,180	115,000

Production and Revenue Summary

Total oil production for the three months ended March 31, 2011 was 375 thousand barrels (MBbls), or 4,200 barrels of oil per day (bopd), compared to 459 MBbls, or 5,100 bopd, for the same period in 2010.  During the first quarter of 2011, five wells produced at Corvina under commercial production.  As previously reported, the Albacora A-14XD was being produced under an extended well testing program but was shut-in late January 2011 after expiration of the testing permit.  At March 31, 2010, the Company was producing oil from six wells in the Corvina field and the well in the Albacora field, all under an extended well testing program.

For the three months ended March 31, 2011, net oil revenue increased by $13.7 million to $37.7 million from $24.0 million for the same period in 2010.  The increase in net oil revenue during the recent quarter is due primarily to an increase in the net realized price of $25.52 (or 36.4%) per barrel to $95.56, as compared to the same period last year.  Net oil sales volume also increased by 52 MBbls bringing total sales for the first quarter ended March 31, 2011 to 395 MBbls compared to 343 MBbls for the same period in 2010.

In addition, first quarter 2011 includes approximately $1.0 million of other revenue associated with the chartering of two of the Company’s support vessels, the BPZ-02 and Don Fernando to another operator.

Expense Summary

Lease Operating Expense

For the three months ended March 31, 2011, lease operating expense (LOE) was $10.8 million ($27.24 per Bbl) compared to $4.8 million ($13.88 per Bbl) for the same period in 2010.

The increase in the lease operating expenses is due to the change in expenses transferred from oil inventory of $3.0 million and $1.3 million increased maintenance and repairs mostly related to dry docking of the BPZ-01 support barge.  Also included are increased fuel costs of $0.6 million for salt content treatment for Albacora crude oil, increased salary, contract labor and related expenses of $0.8 million, increases in supplies used in operations of $0.6 million,  increased insurance costs of $0.4 million, and increased lab fees and other costs of $0.5 million.  Offsetting decreases included lower contract pumping services and crude oil transportation costs of $1.2 million.

General and Administrative

For the three months ended March 31, 2011, general and administrative expenses increased by $1.0 million to $9.0 million from $8.0 million for the same period in 2010.

Stock-based compensation expense, a subset of general and administrative expenses, decreased by $0.6 million to $1.2 million for the three months ended March 31, 2011 from $1.8 million for the same period in 2010.

General and administrative expenses, excluding stock-based compensation, increased $1.6 million to $7.8 million from $6.2 million for the same period in 2010. The increase is due to increased salary and salary related costs of $2.0 million, including discretionary bonuses paid to employees.  Offsetting decreases include reduced material and supplies of $0.4 million.

Included in the total first quarter general and administrative expenses are approximately $1.0 million of costs related to marine operations.  These additional marine operating costs are offset in part by the $1.0 million in other revenues discussed above.  There were no similar expenses or associated revenues for the same period in 2010.

Fiscal year 2011 general and administrative expenses, excluding stock-based compensation and marine operating costs, are expected to remain similar to fiscal year 2010.

Geological, Geophysical and Engineering

During the first quarter ended March 31, 2011, geological, geophysical and engineering expenses increased $5.8 million to $6.3 million compared to $0.5 million for the same period in 2010.  The increase in geological, geophysical and engineering expense is due to seismic surveys completed during the recent quarter on Block XXIII and Block XXII totaling 370 square kilometers of 3-D and 258 kilometers of 2-D, respectively.  No significant seismic data acquisition was completed during the same period last year.

Depreciation, Depletion and Amortization

For the three months ended March 31, 2011 and 2010, depreciation, depletion and amortization expense was $10.0 million and $9.5 million, respectively.  Depreciation expense increased $1.8 million to $2.9 million during the first quarter of 2011, of which $1.4 million is related to the addition of new production equipment installed toward the end of 2010.  For the three months ended March 31, 2011, depletion expense decreased $1.3 million to $7.1 million from $8.4 million during the same period in 2010 due to the increase in the reserve base.

Standby Costs

During the first quarter of 2011, $2.3 million in standby charges were incurred related to the Petrex-09 rig. These charges include $1.8 million of standby rig costs and $0.5 million of allocated expenses associated with drilling operations.  There were no similar expenses incurred in the same period 2010. The estimate for total year standby costs remains at $10 million to $12 million.

Other Expense

For the three months ended March 31, 2011, other expense was $7.6 million compared to $1.9 million in the same period in 2010.  The components of the other expense category for the recent quarter include net interest expense of $3.7 million and unrealized loss on derivatives of $4.3 million, offset by interest and other income of $0.4 million.

Interest expense was higher due to a full quarter of interest on the $170.9 million 2015 Convertible Notes and two months interest on the $40.0 million secured debt facility which closed at the end of January 2011.  During the first quarter of 2010, interest expense on the $170.9 million 2015 Convertible Notes was incurred for two months only.

In connection with obtaining the $40.0 million secured debt facility, the Company entered into a capped performance based fee arrangement that is accounted for as an embedded derivative. The formula for calculating the fee includes an amount multiplied by the change in oil prices from the date of commencement of the loan and the price at each principal repayment date.  As a result of the fair value measurement at March 31, 2011, the Company recorded a $4.3 million unrealized loss and corresponding derivative liability and will revalue the liability at each financial reporting date throughout the term of the loan.

Liquidity, Capital Expenditures and Capital Resources

Liquidity

At March 31, 2011, the Company had cash and cash equivalents of $25.6 million and current accounts receivable of $8.8 million.  The Company had a working capital surplus at March 31, 2011 of $49.7 million.

Capital Expenditures

The Company reported $8.8 million of total capital expenditures, including $2.7 million of capitalized interest, for the first quarter ended March 31, 2011.  The $6.1 million of expenditures related to operations include:

•                  $2.7 million in equipment for permanent production facilities in the Albacora and Corvina fields;

•                  $1.1 million for engineering and design for the new Corvina CX-15 platform; and

•                  $2.3 million of other various capitalized assets in other projects.

Capital Resources

During the first quarter of 2011, the Company closed and drew down a $40.0 million secured debt facility bearing interest at LIBOR plus 7.0% due July 27, 2013.  At March 31, 2011, additional debt consisted of $170.9 million par value of Convertible Notes with a coupon of 6.5% due March 1, 2015, which net of unamortized discount results in a debt amount of $142.2 million.  At March 31, 2011, the current and long-term portion of the Company’s capital lease obligations was $6.6 million.

The Company is in the process of evaluating a credit facility backed by its offshore Z-1 Block. In addition, the Company has engaged a financial advisor to assist in pursuing joint venture partnerships and/or farm-outs for some or all of the Company’s assets and to evaluate options for further financing of its operations in northwest Peru.

Reconciliation non-GAAP measure

The table below represents a reconciliation of EBITDAX to comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended March 31,
	2011	2010
	(in thousands)
Net loss	$(8,093)	$(1,774)
Interest expense	3,735	1,940
Income tax expense	736	1,122
Depreciation, depletion and amortization expense	10,046	9,489
Geological, geophysical and engineering expense	6,257	501
Dry hole costs	—	—
Unrealized loss on derivatives	4,302	—
EBITDAX (a)	$16,983	$11,278

(a) Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and certain non-cash charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

Operations Update

The Company has completed front end engineering and design and is now reviewing bids to move forward with the final design and construction of the new Corvina CX-15 offshore platform.  The platform will be a buoyant tower that would be the first structure of its type installed in Peruvian waters but is a system already in use in several fields in the Gulf of Mexico.  Upon completion, the     CX-15 will be the second platform in place at the Corvina oil field.  The planned platform will have 24 drilling slots and will be installed with the necessary production and processing equipment.  The new platform will be located directly above the oil pool in the offshore Corvina field in Block Z-1.

In addition, the Company has elected to drill the onshore Pampa la Gallina well in Block XIX on a 100% working interest basis at an estimated cost of $7 million.   Drilling is expected to begin in June and will target the oil prone Heath formation, leaving the testing of the deeper Mancora Gas Play for the future.  This well fulfills the requirement for the third exploration period of the license contract and allows retention of the acreage for further evaluation.

In June, the Company expects to reopen the Albacora A-14XD well and start workovers on two pre-existing shut-in wells.  The Company then plans to conduct interference testing among the three wells to better understand the reservoir.  Test production is expected to be intermittent during the next four months as the Company evaluates the reservoir connectivity.  The Company also plans to open additional prospective pay in these three wells after the interference testing is completed.  Placing these new zones on production testing will require gas flaring permits until Albacora is placed into commercial production, currently planned for year-end 2011.

Upon completion of the Albacora workovers, the rig will then move to the CX-11 platform in the Corvina field to carry out three workovers to help optimize that field’s oil production.

“Our decision to continue forward with both the new Corvina CX-15 platform and drill the Pampa La Gallina well in Block XIX represent important steps for our Company,” commented President and Chief Executive Officer Manolo Zúñiga. “The new platform will help drive our future production growth by helping us access the 22 million barrels of proved undeveloped reserves located in the Corvina field.  Our second offshore field, Albacora, has workovers scheduled to begin next month. The gas reinjection equipment has arrived in Peru for installation on the Albacora platform to bring the field to commercial production by year-end 2011.”

Mr. Zúñiga concluded, “We decided to move forward with the Pampa la Gallina well as our first exploration effort onshore due to the high prospectivity of oil in the area and our ability to create a cost effective drilling program.  Processing is underway on the 3-D and 2-D seismic data acquired in onshore Blocks XXIII and XXII and we expect to complete the interpreting and mapping that data over the coming months.”

The capital plan for 2011 has been increased to accommodate the Pampa La Gallina well and is now forecast to be approximately $57 million, excluding capitalized interest.

The Company also reconfirmed average production guidance of 4,000 barrels of oil per day for full year 2011.

About BPZ Energy

Houston-based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a 10% non-operating net profits interest in a producing property in southwest Ecuador. The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. Please visit the Company’s website at http://www.bpzenergy.com for more information.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, completion of our seismic data acquisition campaign, successful completion of a new drilling platform for the Corvina Field and the successful management of our capital expenditures, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” that a company anticipates to be economically producible by application of development projects to known accumulations; that exists or is a reasonable expectation there will exist, the legal right to produce or receive a revenue interest in the production; that means to deliver oil and gas or related substances to market, and that all permits and financing required to implement the project exist.  We are prohibited from disclosing estimates of oil and gas resources that do not constitute “reserves” in our SEC filings.  SEC rules were amended effective January 1, 2010 to permit the disclosure in filed documents of possible reserves and probable reserves, but we have elected to disclose only proved reserves in our SEC filings. We use certain terms in this press release, such as “prospective pay,” “oil zones,” and “new zones,” which imply the existence of quantities of resources SEC guidelines strictly prohibit U.S. publicly registered companies from including in reported reserves in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. You can also obtain these filings from the SEC via the internet at www.sec.gov.